                                                                               .
                                                                               .
                                                                               .

                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE

                                                   Three Months ended
                                                        March 31,
                                                   2003          2002
                                               ----------     ----------
Net income                                     $  758,278     $1,888,028
                                               ==========     ==========

Weighted average number of common
  and common equivalent shares:

Weighted average common shares outstanding      2,818,289      2,698,746

Shares issued from assumed exercise of
  common stock equivalents(1)                      49,979         67,449
                                               ----------     ----------

Weighted average number of common and
  common equivalent shares outstanding          2,868,268      2,766,195
                                               ==========     ==========

Earnings per share:
         Basic                                 $      .27     $      .70
                                               ==========     ==========

         Diluted                               $      .26     $      .68
                                               ==========     ==========

(1) The number of common stock equivalents excluded from the computation of earnings per share at March 31, 2003 and March 31, 2002 was 260 and 11,007, respectively, because they were antidilutive.